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                                                                  EXHIBIT (4)(f)
                                                     (To be utilized for current
                                                     variable annuity contracts)



                             ASSUMPTION CERTIFICATE

Policy or Contract Number:
                                              ---------------------------------

         This is to certify that as of 12:01 a.m. (standard time at the address of the owner of the above captioned policy or contract) on _____________________, 19___, MERRILL LYNCH LIFE INSURANCE COMPANY, a Washington stock insurance company, hereby assumes all liability for performance of the terms of the policy or contract identified above and issued by FAMILY LIFE INSURANCE COMPANY, a Washington stock insurance company, the same as if it had been originally issued by MERRILL LYNCH LIFE INSURANCE COMPANY.

         The Variable Account mortality risk charge described in Section 4.3 of the contract, which on an annual basis equals 0.8% of the daily net asset value of the Variable Account, is modified so that a portion of such charge, equivalent on an annual basis to 0.05% of such daily net asset value, will be for distribution expenses and the remainder, equivalent on an annual basis to 0.75% of such daily net asset value, will be for mortality guarantees made under the contract. This change has no impact, favorable or unfavorable, on your contract value.

         You may reject this assumption. If you wish to reject this reinsurance, you have sixty (60) days after receipt of this notice to file written notice with Merrill Lynch Life Insurance Company at the following address:

                      Merrill Lynch Life Insurance Company
                          Policyholder Service Center
                              4655 Salisbury Road
                          Jacksonville, Florida 32256

If you reject the assumption, your old policy will remain in effect with Family Life Insurance Company and you should continue to pay premiums to Family Life Insurance Company unless you apply for cash surrender. Upon application, Family Life Insurance Company will refund to you any unearned premium and/or cash surrender value you are entitled to, less any loan or lien on policy, and less any surrender charge.





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         Signed at the executive offices of MERRILL LYNCH LIFE INSURANCE
COMPANY, at Plainsboro, New Jersey.


                      ---------------------------------
                                  President


                      ---------------------------------
                                  Secretary

                                                                           STAMP
                                                              STATE OF TENNESSEE
                                                                            1991





ML-VAC1-TN (3/91)
                                     - 2 -
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                                   IMPORTANT

This certificate becomes a part of your policy and should be attached thereto. All correspondence and inquiries should be directed to Merrill Lynch Life Insurance Company, Policyholder Service Center, 4655 Salisbury Road, Jacksonville, Florida 23356.




ML-VAC1-TN (3/91)

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